FIRST AMENDMENT TO AGREEMENT FOR THE PURCHASE AND SALE OF MEMBERSHIP INTEREST

This First Amendment to Agreement for the Purchase and Sale of Membership Interest is entered into as of April 30, 2018, by and between Trevan Morrow (the “Seller”) and KonaTel, Inc., a Delaware corporation (the “Purchaser”), and is intended to amend that certain Agreement for the Purchase and Sale of Membership Interest (the “Agreement”) dated February 5, 2018 (the “Agreement”) between the same parties, as is set forth below.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.

Section 9.2 of the Agreement shall be deleted in its entirety and replaced with the following:

By the Purchaser. By the Purchaser if any of the conditions set forth in Section 6 have not been met or have not been waived by the Purchaser or December 31, 2018, except if such delay has resulted by reason of a breach by the Seller of any of its material obligations hereunder or is caused by the Purchaser; or

2.

Section 9.3 of the Agreement shall be deleted in its entirety and replaced with the following:

By the Seller.  By the Seller if the Closing has not occurred by December 31, 2018, except if such delay has resulted by reason of a breach by the Seller of any of its material obligations hereunder or is otherwise caused by the Seller.

3.

All matters set forth in the Agreement not specifically amended herein or inconsistent herewith shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment.

PURCHASER: KonaTel, Inc. By: /s/ D. Sean McEwen D. Sean McEwen, CEO

SELLER:

/s/ Trevan Morrow

Trevan Morrow

/s/ Jennifer Morrow

Jennifer Morrow, Spouse of the Seller, solely for purposes of Section 10.12

IM TELECOM, LLC (regarding the provisions of Section 4 and Section 6.8 only of the Agreement)

By: /s/ Trevan Morrow

     Trevan Morrow, Manager and Sole Owner